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                                                          Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)                                 Three Months Ended
                                                     March 31
                                                ------------------
                                                   1997       1996
EARNINGS:                                        ------     ------
Primary:
Net income, as reported                        $124,549    128,821
PSOP preferred dividends
 declared (net of taxes)                         (2,185)    (2,165)
Premium on preferred shares redeemed               (260)      (208)
                                                -------    -------
   Net income, as adjusted                     $122,104    126,448
                                                =======    =======

Fully diluted:
Net income, as reported                        $124,549    128,821
Dividends on monthly income preferred
 securities (net of taxes)                        2,018      2,018
Additional PSOP expense (net of taxes) due to
 assumed conversion of preferred stock             (670)      (758)
Premium on preferred shares redeemed               (260)      (208)
                                                -------    -------
   Net income, as adjusted                     $125,637    129,873
                                                =======    =======

SHARES:
Primary:
Weighted average number of common shares
 outstanding, per consolidated
 financial statements                            83,369     83,977
Additional dilutive effect of outstanding stock
  options (based on treasury stock method using
  average market price)                           1,136      1,173
                                                -------    -------
   Weighted average, as adjusted                 84,505     85,150
                                                =======    =======

Fully diluted:
Weighted average number of common shares
 outstanding, per consolidated
 financial statements                            83,369     83,977
Additional dilutive effect of:
Assumed conversion of PSOP preferred stock        3,934      3,990
Assumed conversion of monthly income
 preferred securities                             3,509      3,509
Outstanding stock options (based on treasury
 stock method using market price at end of
 period)                                          1,136      1,120
                                                -------    -------
   Weighted average, as adjusted                 91,948     92,596
                                                =======    =======
EARNINGS PER COMMON SHARE:
 Primary                                          $1.44       1.49
 Fully diluted                                    $1.37       1.40